Sphere 3D Corp. Agrees to Settlement with Core Scientific, Inc.

Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), dedicated to becoming the leading carbon-neutral Bitcoin mining company, has agreed to terms outlining a settlement with Core Scientific, Inc. and its debtor affiliates (collectively, "Core Scientific"), subject to the approval of the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), including the following:

  An allowed general unsecured claim (the "Allowed Claim") in the Core Scientific bankruptcy case in the amount of $10,000,000
  The Allowed Claim will receive the treatment afforded to General Unsecured Claims in the Core Scientific bankruptcy plan of reorganization (the "Plan")
  Mutual release of claims and causes of action between Core Scientific and Sphere 3D

The Plan currently contemplates that General Unsecured Creditors such as Sphere 3D, will receive equity of reorganized Core Scientific, which equity is expected to freely trade after the effective date of the Plan. The settlement terms provide Sphere 3D with non-dilutive capital to focus on its strategic growth and savings on litigation expenses.

Sphere 3D expressly does not waive any claim it has against Gryphon Digital Mining, Inc. ("Gryphon"), including the claims Sphere 3D has asserted against Gryphon in the case captioned Sphere 3D Corp. v. Gryphon Digital Mining, Inc., 23-cv-02954-PKC (S.D.N.Y.).  As further described in the pleadings in that proceeding, Sphere 3D is seeking recovery from Gryphon for damages in connection with Gryphon's failure to file a timely proof of claim in the Core Scientific bankruptcy proceeding before the passage of the bar date.  Core Scientific previously argued that Gryphon's failure to file the proof of claim before the passage of the bar date was a defense to Sphere 3D's proof of claim against Core Scientific.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with more than a decade of proven enterprise data-services expertise. The Company is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com